EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Jim Chiti
(312) 240-4730

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
January 28, 2005

Peoples Energy Reports Fiscal 2005 First Quarter Results
Results reflect $0.18 restructuring charge, warmer than normal weather

CHICAGO - Peoples Energy (NYSE: PGL) today reported fiscal 2005 first quarter net income of $22.5 million, or $0.59 per diluted share. Operating income for the quarter totaled $46.4 million. Consistent with previous estimates, first quarter results included a non-cash, pension-related charge of $11.2 million, or $0.18 per diluted share after taxes, associated with the company's recent organizational restructuring.

First quarter ongoing net income (non-GAAP), defined as GAAP net income adjusted to exclude the effects of the restructuring-related pension charge, was $29.2 million, or $0.77 per diluted share, and ongoing operating income (non-GAAP), which also excludes the restructuring charge, was $57.6 million. Net income for the prior year first quarter was $31.4 million, or $0.85 per diluted share, and operating income was $60.2 million. Management believes that ongoing net income (non-GAAP) and ongoing operating income (non-GAAP) are useful for year over year comparisons since restructuring related charges of this magnitude are infrequent and affect the comparability of operating results. Ongoing net income and ongoing operating income are used internally to measure performance against budget and in reports for management and the board of directors.

"The primary cause for the decline in quarterly earnings was the charge related to our recent organizational restructuring." said Thomas M. Patrick, chairman, president and CEO. "However, we are encouraged by the early results of that action, with approximately $5 million of labor-related savings generated in the first quarter. Ongoing operating income was slightly lower than a year ago. The largest factor was lower Gas Distribution deliveries, due to a combination of warmer than normal weather and lower weather normalized demand."

The table and discussion below summarize first quarter operating results for Peoples Energy's business segments:

	Three Months Ended December 31*
	Before Restructuring (non- GAAP)		Restructuring- Related Charges		As Reported (GAAP)
Operating Income (Loss) (millions)	2004	2003	2004	2003	2004	2003
Gas Distribution	$47.7	$51.5			$47.7	$51.5
Oil and Gas Production	8.6	9.4			8.6	9.4
Power Generation	(1.0)	(1.3)			(1.0)	(1.3)
Midstream Services	2.5	3.5			2.5	3.5
Retail Energy Services	3.3	3.1			3.3	3.1
Corporate and Other	(3.5)	(6.2)	(11.2)		(14.7)	(6.2)
Total Operating Income (Loss)	$57.6	$60.2	$(11.2)	-	$46.4	$60.2

Net Income (Loss) (millions)	$29.2	$31.4	$ (6.8)	-	$22.5	$31.4

Net Income (Loss) per diluted share	$0.77	$0.85	$(0.18)	-	$0.59	$0.85

* Numbers may not sum due to rounding

Gas Distribution. Operating income was $47.7 million for the first quarter, compared to $51.5 million in the year-ago period. Operating results were negatively impacted by lower deliveries, which declined 4 Bcf from a year ago. Weather was 9% or 196 degree days warmer than normal and 2% or 32 degree days warmer than the same period last year. The company accrued $1.1 million of weather insurance recoveries, which partially offset the impact of warmer than normal weather. Direct labor costs declined $2.2 million in the quarter, essentially offsetting increases in other non-labor related expenses.

Oil and Gas Production. Operating income declined $0.8 million to $8.6 million. Higher net realized commodity prices were offset by lower than expected production due primarily to timing delays associated with the company's drilling program, well performance and curtailments. Higher operating expenses and production taxes also negatively impacted operating income compared to the prior year period. Offsetting these negatives were lower exploration expense and higher equity investment income due primarily to a gain on the sale of certain properties at its EnerVest partnership.

The following table summarizes production and price statistics for the Oil and Gas Production segment. Current hedge positions for the company's remaining expected fiscal 2005 production are included in the attached financial pages.

	Three Months Ended December 31,
	2004	2003	% Change
Average daily production:
Gas (MMCFD)	62.5	66.2	(5.6)%
Oil (MBD)	1.4	1.5	(6.7)%
Gas equivalent (MMCFED)	70.7	75.1	(5.9)%
Net realized price:
Gas (MCF)	$ 4.42	$ 4.14	6.8%
Oil (BBL)	$30.03	$24.93	20.5%
Gas equivalent (MCFE)	$ 4.49	$ 4.14	8.5%
Percentage hedged
Gas	96%	79%
Oil	83%	65%

Power Generation. Operating income (loss) in the first quarter was $(1.0) million, compared to $(1.3) million in the year-ago period. Most of the capacity revenues in the Power Generation segment are recognized in the June to September period, resulting in seasonal operating losses for this segment during the first two fiscal quarters.

Midstream Services. Operating income fell to $2.5 million, a decrease of approximately $1 million from last year. The decline was driven by lower operating results from wholesale marketing due to a combination of timing of sales and unfavorable basis differentials, partially offset by improved performance from hub and NGL activity.

Retail Energy Services. Operating income was slightly higher than the year-ago quarter. Gas and electric sales volumes increased approximately 6% and 32%, respectively, partially offset by declines in average margins.

Corporate and Other. Absent the $11.2 million pension-related restructuring charge discussed earlier, corporate and other expenses totaled $3.5 million. Corporate and other costs in the year-ago period were $6.2 million. Results for the segment were favorably impacted by lower labor-related expenses related to last fall's restructuring.

Financial.

Interest expense for the quarter was up slightly compared to the year-ago period due primarily to higher interest rates, partially offset by lower average seasonal borrowing balances. Higher average shares outstanding reduced diluted earnings per share by approximately $0.02 compared to last year's first quarter. At December 31, 2004, the ratio of total debt to total debt plus equity was 55%, down from 56% a year ago and reflecting peak seasonal working capital requirements in the Gas Distribution, Midstream, and Retail Energy Services segments. All three major rating agencies recently reaffirmed their credit ratings for Peoples Energy and its utility affiliates. In addition, Moody's improved its outlook from negative to stable.

Capital expenditures for the first quarter totaled $31 million, compared to about $70 million in last year's first quarter, which included a $35 million oil and gas acquisition. The company's capital spending plan for fiscal 2005 is unchanged at approximately $160 million, including $85 million for gas distribution and $70 million for oil and gas production.

Outlook

"A significant portion of our heating season remains; however natural gas prices have stayed very high and it now appears that January weather will be nearly 100 degree days warmer than normal, reducing the likelihood of making up lost ground in Gas Distribution deliveries." said Patrick. "Our Midwest-based diversified businesses are on track to meet expectations. In addition, production volumes in our Oil and Gas segment should increase steadily as our drilling program accelerates in the three remaining quarters. We are also meeting and may exceed our goals for utility and corporate cost reductions related to the organizational restructuring. Despite these positives, absent a notable turnaround in Gas Distribution deliveries, earnings for the full fiscal year will likely be at the low end of the range of $2.75 to $2.90 per share that we provided last fall."

Earnings Conference Call

Peoples Energy will hold a conference call to discuss financial results for the first quarter of fiscal 2005 on Friday, January 28, 2005, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast live or in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 2990791. The telephone replay will be available approximately two hours after completion of the call through February 1, 2005. The webcast replay will be available through January 2006.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Oil and Gas Production, Midstream Services, Retail Energy Services, and Power Generation. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; the Company's ability to replace through new hires and outsourcing certain open salaried positions resulting from the voluntary severance offer made in connection with the recent management restructuring; and terrorist activities. Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

(Financial Tables Follow)

# # # #

			Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended December 31,
(In Thousands, Except Per-Share Amounts)	2004		2003

Revenues	$737,411		$604,884

Equity Investment Income (Loss)	$888		($245)

Operating Income	$46,413		$60,152

Net Income	$22,476		$31,351

Earnings Per Share - Basic	$0.59		$0.85

Earnings Per Share - Diluted	$0.59		$0.85

Average Shares Outstanding - Basic	37,816		36,814

Average Shares Outstanding - Diluted	37,993		36,976

Reconciliation of 2004 GAAP and Non-GAAP Earnings

(In Thousands, Except Per-Share Amounts)	Three Months Ended December 31,
	Ongoing
	(Non-	Restructuring
	GAAP)	Charge	GAAP
Operating Income (Loss)	$57,620	($11,207)	$46,413
Net Income (Loss)	$29,229	($6,753)	$22,476
Earnings (Loss) Per Share - Diluted	$0.77	($0.18)	$0.59

Common Stock Data
	December 31,
	2004		2003
Annualized dividend rate	$2.16		$2.12
Dividend yield	4.9%		5.0%
Book value per share	$23.34		$23.32
Market price	$43.95		$42.04
Market price as a percent of book value	188%		180%

Peoples Energy Corporation		Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended
	December 31,
	2004	2003

Gas Distribution Margin (in thousands)
Total Gas Distribution revenues	$ 517,780	$ 438,411
Less: Gas costs	329,604	254,987
Gross margin (1)	188,176	183,424
Less: Revenue taxes	45,964	41,335
Environmental costs recovered	8,982	4,788
Net margin (1)	$ 133,230	$ 137,301

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	35,037	37,215
- Commercial	5,793	6,313
- Industrial	1,146	1,055
Transportation	24,868	26,308
Total Gas Distribution Deliveries	66,844	70,891

Weather
Heating degree days - actual	2,083	2,115
Heating degree days - percent colder (warmer) than normal	-8.6%	-7.2%

Number of Gas Distribution Customers (average)
Gas sales
- Residential	877,841	881,533
- Commercial	45,282	44,009
- Industrial	2,834	2,846
Transportation	24,074	24,424
Total Gas Distribution Customers	950,031	952,812

Retail Energy Gas and Electric Customers (at December 31)	26,617	26,122

Employees (at December 31)
Gas Distribution	1,693	1,847
Diversified Businesses	129	124
Corporate Support	318	401
Total Employees	2,140	2,372

Megawatt Capacity (at December 31)	805	805

(1) As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

Peoples Energy Corporation			Preliminary

Summary of Selected Operating Data (Unaudited) (continued)

		Three Months Ended
		December 31,
		2004	2003

Oil and Gas Production
Average daily production:
Gas (MMCFD)		62.5	66.2
Oil (MBD)		1.4	1.5
Gas equivalent (MMCFED)		70.7	75.1

Average index price:
Gas ($/MMBTU) - Henry Hub		$ 7.07	$ 4.58
Oil ($/BBL)		$ 48.28	$ 31.18

Average hedge price:
Gas ($/MMBTU)		$ 4.84	$ 3.98
Oil ($/BBL)		$ 25.95	$ 24.99

Percentage hedged:
Gas		96%	79%
Oil		83%	65%

Net realized price:
Gas ($/MCF)		$ 4.42	$ 4.14
Oil ($/BBL)		$ 30.03	$ 24.93
Gas Equivalent (MCFE)		$ 4.49	$ 4.14

Oil & Gas Production
Remaining FY 2005 Hedge Position (January - September)
	Volume Hedged (MMBTU)/(MBO)	Wtd. Avg. Prices ($MMBTU)/($BBL)
Gas (1)
Swaps (40%)	6,893,750	$4.36
Collars (60%)	10,169,250	$4.51 - $5.45
	17,063,000 (2)	$4.45 - $5.01
Oil (1)
Swaps	338 (3)	$28.26

(1) As of January 26, 2005.
(2) Approximately 75-80% based on estimated 2005 production.
(3) Approximately 80-85% based on estimated 2005 production.

Peoples Energy Corporation		Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
	December 31,
(In Thousands, Except Per-Share Amounts)	2004	2003

Revenues	$ 737,411	$ 604,884

Operating Expenses:
Cost of energy sold	508,892	380,560
Operation and maintenance, excluding restructuring charge	88,325	87,310
Restructuring charge	11,207	-
Depreciation, depletion and amortization	30,344	28,921
Taxes, other than income taxes	53,046	47,696
Losses on property sales	72	-
Total Operating Expenses	691,886	544,487

Equity investment income (loss)	888	(245)

Operating Income	46,413	60,152

Other income and expense - net	913	605

Interest expense	12,510	12,281

Income Before Income Taxes	34,816	48,476

Income tax expense	12,340	17,125

Net Income	$ 22,476	$ 31,351

Average Shares of Common Stock Outstanding
Basic	37,816	36,814
Diluted	37,993	36,976
Earnings Per Share of Common Stock
Basic	$ 0.59	$ 0.85
Diluted	$ 0.59	$ 0.85

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(In Thousands)	2004	2003

Assets
Capital Investments:
Property, plant and equipment	$ 3,150,362	$ 3,036,996
Less - Accumulated depreciation, depletion
and amortization	1,247,190	1,148,780
Net property, plant and equipment	1,903,172	1,888,216
Investments in equity investees	124,633	132,005
Other investments	24,288	21,843

Total Capital Investments - Net	2,052,093	2,042,064

Customer Accounts Receivable - net of reserves	480,371	403,377
Other Current Assets	320,174	298,720
Other Assets	467,654	440,568

Total Assets	$ 3,320,292	$ 3,184,729

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 392,911	$ 357,626
Treasury stock	(6,677)	(6,760)
Retained earnings	556,456	561,806
Accumulated other comprehensive income (loss)	(58,897)	(50,088)

Total Common Stockholders' Equity	883,793	862,584
Long-Term Debt	897,207	846,330

Total Capitalization	1,781,000	1,708,914

Current Liabilities
Commercial paper	172,049	192,921
Short-term debt	-	50,000
Other	543,381	501,414
Total Current Liabilities	715,430	744,335

Deferred Credits and Other Liabilities	823,862	731,480

Total Capitalization and Liabilities	$ 3,320,292	$ 3,184,729

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
					Retail
	Gas	Oil and Gas	Power	Midstream	Energy		Corporate and
(In Thousands)	Distribution	Production	Generation	Services	Services	Other	Adjustments	Total
Three Months Ended December 31, 2004
Revenues	$ 517,780	$ 29,200	$ -	$ 108,682	$ 112,967	$ -	$ (31,218)	$ 737,411
Depreciation, depletion and amortization	16,992	12,586	-	112	405	35	214	30,344
Equity investment income (loss)	-	1,086	(460)	-	-	262	-	888
Operating income (loss)	47,739	8,591	(965)	2,469	3,263	(213)	(14,471)	46,413
Three Months Ended December 31, 2003
Revenues	$ 438,411	$ 28,621	$ -	$ 65,201	$ 83,126	$ 81	$ (10,556)	$ 604,884
Depreciation, depletion and amortization	16,508	11,734	31	111	430	4	103	28,921
Equity investment income (loss)	-	23	(214)	-	-	(54)	-	(245)
Operating income (loss)	51,538	9,415	(1,290)	3,544	3,149	(219)	(5,985)	60,152